EXHIBIT 4.4




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                                          INCENTIVE STOCK OPTION AGREEMENT



AGREEMENT     made     this     20     day     of     June     1995,     between
________________________________  (the  "Optionee"),  and  VECTOR  ENVIRONMENTAL
TECHNOLOGIES, INC., a Colorado Corporation (the "Company").

         1. Grant of Option. The Company, pursuant to the provisions of the VECTOR ENVIRONMENTAL TECHNOLOGIES, INC. 1995 Incentive Stock Option Plan (the "1995 Plan"), set forth as Attachment A hereto, hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option to Purchase from the Company all or any part of an aggregate of __________ Common Shares, as such Common Shares are now constituted, at the purchase price of $1.00 per share. The provisions of the 1995 Plan governing the terms and conditions of the Option granted hereby are incorporated in full herein by reference.

         2. Exercise. The Option evidenced hereby shall be exercisable in whole or in part (but only in multiples of 100 Shares unless such exercise is as to the remaining balance of this Option) on or after June 20, 1995 and on or before five years from the Vesting Date, provided that the cumulative number of Common Shares as to which this Option may be exercised (except in the event of death, retirement, or permanent and total disability, as provided in paragraph 9 of Article VI of the 1995
         Plan) shall not exceed the following amounts:





            Cumulative                                         Prior to Date
          percentage                                         Vesting Date
            of Shares
=================================                    ==========================

                      33%                                 June 20, 1995
                      67%                                 December 31, 1995
                                                          December 31, 1996


                  The Option evidenced hereby shall be exercisable by the delivery to and receipt by the Company of (i) a written notice of election to exercise, in the form set forth in Attachment B hereto, specifying the number of Shares to be purchased; (ii) accompanied by payment of the full purchase price thereof in cash or certified check payable to the order of the Company, or by fully-paid and nonassessable Common Shares of the Company properly endorsed over to the Company, or by a combination thereof, and (iii) by return of this Incentive Stock Option Agreement for endorsement of exercise by the Company on Schedule I hereof. In the event fully-paid and nonassessable Common Shares are submitted as whole or partial payment for Shares to be purchased hereunder, such Common Shares will be valued at their Fair Market Value (as defined in the 1995 Plan) on the date such Shares received by the Company are applied to payment of the exercise price.

     3. Transferability. The Option evidenced hereby is not assignable or transferable by the Optionee other than by the Optionee's will or by the laws of descent and distribution, as provided in paragraph 9 of Article VI of the 1995 Plan. The Option shall be exercisable only by the Optionee during his lifetime.

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                                    VECTOR ENVIRONMENTAL TECHNOLOGIES, INC.



                                    By: ________________________________
                                          Amyn S. Dahya, Chairman and CEO


         ATTEST:


         ----------------------------
         Vijay Fozdar, President



Optionee hereby acknowledges receipt of a copy of the 1995 Plan, attached hereto and accepts this Option subject to each and every term and provision of such Plan. Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Compensation Committee of the Board of Directors administering the 1995 Plan on any questions arising under such Plan. Optionee recognizes that if Optionee's employment with the Company or any subsidiary thereof shall be terminated with or without cause, or by the Optionee, prior to a date one year from the Date of Grant hereof, (except as otherwise provided in paragraph 9 of Article VI of the 1995 Plan) all of Optionee's rights hereunder shall thereupon terminate; and that pursuant to paragraph 11B of Article VI of the 1995 Plan, this Option may not be exercised while there is outstanding to Optionee any unexercised Incentive Stock Option, granted to Optionee before the Date of Grant of this Option, to purchase Common Shares of the Company or any parent or subsidiary thereof.


Dated: ________________________      ______________________________________
                                     Optionee

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                                     Print Name

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                                     Social Security No.:



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                                                    ATTACHMENT B


(Suggested form of letter to be used for notification of election to exercise. Please do not use this page, but follow this form in a separately typed letter.)


Date: __________________________


Treasurer
Vector Environmental Technologies, Inc.
1335 Greg Street #104
Sparks, NV  89431

Dear Sir:

In accordance with paragraph 2 of the Stock Option Agreement evidencing the Option granted to me on ____________________________ under the Vector Environmental Technologies, Inc. 1995 Incentive Stock Option Plan, I hereby elect to exercise this Option to the extent of ____________________ Common Shares.

Enclosed is (i) a certified check payable to the order of "Vector Environmental Technologies, Inc." in the amount of $_______________________ as the purchase price of for the Shares which I have elected to purchase and (ii) the original Incentive Stock Option Agreement for endorsement by the Company as to exercise on Schedule I thereof. I agree to notify the Company promptly of the amount of taxable compensation realized by me by reason of such sale for Federal Income tax purposes.

When the certificate for Common Shares which I have elected to purchase has been issued, please deliver it to me, along with my endorsed Incentive Stock Option Agreement in the event there remains an unexercised balance of Shares under the Option, at the following address:


                         ------------------------------------

                         ------------------------------------
                         Address

                         Very truly yours,


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                         Signature of Optionee

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                         Print Name